Rule 424(b)(3)
                                                        File Nos. 333-62295
                                                                  333-62295-01
                                                                  333-62295-02


PRICING SUPPLEMENT NO. 1 DATED April 6, 2000
(to Prospectus dated July 30, 1999
and Prospectus Supplement dated July 30, 1999)

PENNSYLVANIA ELECTRIC COMPANY
Medium Term Notes, Series E, Tranche 1

Trade Date:                   April 6, 2000

Principal Amount:             $25,000,000

Original Issue Date:          April 11, 2000

Maturity Date:                April 11, 2002

Interest Rate:                Floating Rate

                                Interest Rate Basis: 3 month LIBOR
                                Telerate page: 3750
                                Spread (+/-): +.15%
                                Initial Interest Rate:  6.42125%
                                Initial Interest Reset Date: July 7, 2000
                                Interest Reset Dates: Two Business Days before each payment date
                                Index Maturity: 90 Days

Interest Payment Dates:       January 11, April 11, July 11 and October 11,
                              commencing July 11, 2000

                               The record  date for payment on the Notes will be
                              the Business Day immediately preceding the next Interest Payment Date.

                               Any  payment  required to be made in respect of a
                              Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed amount.

Additional Terms:             The  Notes  are  being  sold   through  Banc  of
America

                              Securities   LLC   acting   as  agent   for  the
Company.
                              Banc of America Securities LLC is not acting as principal.

Agents' Discounts or
Commissions:                  $62,500

Net Proceeds to Company       $24,937,500